Offshore Logistics, Inc.
224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC.
ANNOUNCES EARNINGS FOR FOURTH FISCAL QUARTER
AND YEAR ENDED MARCH 31, 2005

LAFAYETTE, LOUISIANA (June 8, 2005) – Offshore Logistics, Inc. (NYSE: OLG) today reported net income for the 2005 fiscal year ended March 31, 2005 of $56.3 million, or $2.41 per diluted share, on revenues of $626.3 million, compared to net income of $53.1 million, or $2.29 per diluted share, on revenues of $567.6 million for the 2004 fiscal year ended March 31, 2004. Included in net income for the 2004 fiscal year is a non-cash curtailment gain of $21.7 million ($15.7 million after taxes) or $0.65 per diluted share, resulting from changes made to the Company’s pension plan for certain United Kingdom based employees. These changes, effective February 1, 2004, convert benefits for future employee service from a defined benefit arrangement to a defined contribution arrangement. Without this non-cash gain, earnings per diluted share would have been $1.64 for the 2004 fiscal year.

Net income for the quarter ended March 31, 2005 was $13.8 million, or $0.58 per diluted share on revenues of $156.1 million, compared to net income of $33.5 million or $1.47 per diluted share, on revenues of $153.0 million for the quarter ended March 31, 2004. Included in net income for the quarter ended March 31, 2004 is the non-cash gain of $21.7 million ($15.7 million after taxes) or $0.69 per diluted share discussed above, cost savings from the ongoing operation of the pension plan of $2.7 million ($2.0 million after taxes) or $0.09 per diluted share, retroactive rate settlements with certain North Sea customers of $3.4 million ($2.5 million after taxes) or $0.11 per diluted share, and insurance premium rebates of $2.5 million ($1.8 million after taxes) or $0.08 per diluted share. Without these four items, earnings per diluted share would have been $0.50 for the quarter ended March 31, 2004.

William E. Chiles, CEO and President of Offshore Logistics, Inc., said “International operating revenues were up significantly from the same quarter last year and at a similar level as the prior quarter. This reflects our continued progress in fiscal 2005 growing our presence in overseas drilling markets. International operating income was also slightly higher in the fourth quarter than a year ago; it was lower than the prior quarter due to increased operating expenses.

In our North Sea segment, operating revenues were down marginally from the same quarter a year ago and from the prior quarter. Our flight hours, however, showed a marked decrease from both periods due to a change in a lease arrangement in Norway. We no longer provide maintenance services for our aircraft operated through our unconsolidated affiliate, Norsk Helikopter AS, although we do continue to lease aircraft to them. Therefore, we no longer report Norsk Helikopter flight hours. Our North Sea operating income fell significantly compared with both the year ago and prior quarters due to one time maintenance costs in the fourth quarter.

Our North American flight hours were down from both the year ago period and the prior quarter, reflecting a weaker than expected recovery in Gulf of Mexico activity. However, operating revenue did not show a corresponding decline due to a rate increase that was phased-in throughout fiscal 2004. Operating income was down compared with the fourth quarter of fiscal 2004 but was relatively consistent with the prior quarter.

Overall, our earnings of $0.58 per diluted share compare favorably with $0.50 in the year ago quarter adjusted for the four items discussed previously, and $0.49 per diluted share in the third quarter of fiscal 2005. These results reflect our continuing commitment to hold down our costs while providing the high quality service our customers have come to expect from us. We remain focused on expanding our operations into overseas areas where drilling activity is rising, even as we also do our best to maximize profitability in both the North Sea and North America, which remain very important to our success.”

At March 31, 2005, the Company’s consolidated balance sheet reflected $514.1 million in shareholders’ investment, $146.4 million in cash and $262.1 million of indebtedness.

As previously disclosed in the Company’s Form 10-Q, the Company voluntarily advised the staff of the U.S. Securities and Exchange Commission that the Company’s Audit Committee had engaged outside counsel to undertake a review of certain payments made by affiliated entities in foreign countries. Based on the results to date, the Company does not believe its historical financial statements, or its fiscal 2005 results, will be materially impacted.

The Company does not anticipate that it will be able to file its Form 10-K on a timely basis. At this time, the Company cannot reasonably estimate how long the filing of its Form 10-K will be delayed as this is dependent in part on the ongoing Audit Committee review.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

The tabulated results for the periods ended March 31, 2005 and 2004, are as follows (amounts in thousands, except earnings per share):

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Revenue	$ 156,089	$ 152,967	$ 626,349	$567,592

Net Income	$ 13,753	$ 33,546	$ 56,258	$53,104

BASIC:
Earnings per common share	$ 0.59	$ 1.48	$ 2.44	$2.36

Weighted average number of
common shares outstanding	23,304	22,600	23,041	22,545

DILUTED:
Earnings per common share	$ 0.58	$ 1.47	$ 2.41	$2.29

Weighted average number of
common shares outstanding and
assumed conversions	23,560	22,787	23,381	24,013

Selected operating data:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
	(in thousands, except flight hours)
Flight hours (excluding unconsolidated affiliates):
Helicopter activities:
North American Operations	25,767	29,094	118,371	123,488
North Sea Operations	8,035	9,602	38,556	43,144
International Operations	20,058	22,470	89,205	88,278
Technical Services	--	577	1,421	1,882

Total	53,860	61,743	247,553	256,792

Operating revenue:
Helicopter activities:
North American Operations	$39,323	$40,475	$163,869	$160,400
North Sea Operations	47,351	48,871	193,476	180,705
International Operations	56,945	46,596	216,106	176,331
Technical Services	8,688	14,011	34,186	44,697
Less: Intercompany	(10,714)	(10,559)	(41,731)	(42,699)

Total	141,593	139,394	565,906	519,434
Production Management Services	15,717	13,513	58,981	49,815
Corporate	2,908	3,882	10,464	12,759
Less: Intercompany	(3,991)	(5,177)	(17,041)	(18,359)

Consolidated total	$156,227	$151,612	$618,310	$563,649

Operating expenses:
Helicopter activities:
North American Operations	$34,264	$33,281	$139,999	$132,577
North Sea Operations	43,547	38,168	164,502	161,740
International Operations	50,467	41,394	186,898	154,473
Technical Services	7,542	12,731	36,053	42,121
Less: Intercompany	(10,714)	(10,559)	(41,731)	(42,699)

Total	125,106	115,015	485,721	448,212
Production Management Services	14,796	12,941	55,074	47,302
Corporate	5,944	5,712	21,063	18,697
Less: Intercompany	(3,991)	(5,177)	(17,041)	(18,359)

Consolidated total	$141,855	$128,491	$544,817	$495,852

Operating income:
Helicopter activities:
North American Operations	$5,059	$7,194	$23,870	$27,823
North Sea Operations	3,804	10,703	28,974	18,965
International Operations	6,478	5,202	29,208	21,858
Technical Services	1,146	1,280	(1,867)	2,576
Curtailment gain allocated to Helicopter Activities	--	20,365	--	20,365

Total	16,487	44,744	80,185	91,587
Production Management Services	921	572	3,907	2,513
Corporate	(3,036)	(1,830)	(10,599)	(5,938)
Curtailment gain allocated to Corporate	--	1,300	--	1,300
Gain (loss) on disposal of assets	(138)	1,355	8,039	3,943

Consolidated total	$14,234	$46,141	$81,532	$93,405

Operating margin:
Helicopter activities:
North American Operations	12.9%	17.8%	14.6%	17.3%
North Sea Operations	8.0%	21.9%	15.0%	10.5%
International Operations	11.4%	11.2%	13.5%	12.4%
Technical Services	13.2%	9.1%	(5.5)%	5.8%
Total	11.6%	32.1%	14.2%	17.6%
Production Management Services	5.9%	4.2%	6.6%	5.0%
Consolidated total	9.1%	30.4%	13.2%	16.6%

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995, as amended. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include, without limitation, that the results of the Audit Committee’s internal review or its effect on previously reported financial results may differ from our expectations, that drilling activity fails to increase internationally, that we fail to identify overseas areas where drilling activity is rising, and that we fail to expand in such areas. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2004. Copies of these may be obtained by contacting the Company or the SEC.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax: (337) 235-6678
bchiles@olog.com

OFFSHORE LOGISTICS, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share amounts)
GROSS REVENUE
Operating revenue	$156,227	$151,612	$618,310	$563,649
Gain on disposal of assets	(138)	1,355	8,039	3,943

	156,089	152,967	626,349	567,592

OPERATING EXPENSES
Direct cost	120,820	107,193	458,879	417,417
Depreciation and amortization	8,873	10,466	40,693	39,543
General and administrative	12,162	10,832	45,245	38,892

	141,855	128,491	544,817	495,852
Curtailment gain	--	21,665	--	21,665

OPERATING INCOME	14,234	46,141	81,532	93,405
Earnings from unconsolidated affiliates, net	3,910	4,159	9,600	11,039
Interest income	1,020	361	3,188	1,689
Interest expense	(3,695)	(4,056)	(15,665)	(16,829)
Loss on extinguishment of debt	--	--	--	(6,205)
Other income (expense), net	912	(1,564)	(1,126)	(7,810)

INCOME BEFORE PROVISION FOR INCOME
TAXES AND MINORITY INTEREST	16,381	45,041	77,529	75,289
Provision for income taxes	2,717	11,728	21,061	20,803
Minority interest	89	233	(210)	(1,382)

NET INCOME	$13,753	$33,546	$56,258	$53,104

Net income per common share:
Basic	$0.59	$1.48	$2.44	$2.36

Diluted	$0.58	$1.47	$2.41	$2.29

OFFSHORE LOGISTICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2005	March 31, 2004
	(unaudited)
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$146,440	$85,679
Accounts receivable	133,839	122,421
Inventories	140,706	133,073
Prepaid expenses and other	11,459	10,874

Total current assets	432,444	352,047
Investments in unconsolidated affiliates	37,176	38,929
Property and equipment - at cost:
Land and buildings	32,543	26,594
Aircraft and equipment	827,031	797,783

	859,574	824,377
Less: Accumulated depreciation and amortization	(250,512)	(238,721)

	609,062	585,656
Goodwill	26,809	26,829
Other assets	44,085	42,717

	$1,149,576	$1,046,178

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Accounts payable	$35,640	$28,714
Accrued liabilities	79,572	65,257
Deferred taxes	21,615	1,802
Current maturities of long-term debt	6,413	4,417

Total current liabilities	143,240	100,190
Long-term debt, less current maturities	255,667	251,117
Other liabilities and deferred credits	164,728	147,326
Deferred taxes	67,302	92,042
Minority interest	4,514	9,385
Stockholders' Investment:
Common Stock, $.01 par value, authorized 35,000,000
shares; outstanding 23,314,708 in 2005 and 22,631,221
in 2004 (exclusive of 1,281,050 treasury shares)	233	226
Additional paid-in capital	156,981	141,384
Retained earnings	408,860	352,602
Accumulated other comprehensive income (loss)	(51,949)	(48,094)

	514,125	446,118

	$1,149,576	$1,046,178